Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:

We consent to the incorporation by reference in the registration statements (Nos.  333‑85669, 333‑127765, 333‑115619, 333‑143032, 333‑150913, 333-168554, and 333-181506) on Form S‑8 of Jack in the Box Inc. of our reports dated November 19, 2015, with respect to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 27, 2015 and September 28, 2014, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders’ equity for the fifty-two weeks ended September 27, 2015, September 28, 2014, and September 29, 2013, and the effectiveness of internal control over financial reporting as of September 27, 2015, which reports appear in the September 27, 2015 annual report on Form 10‑K of Jack in the Box Inc.

/s/ KPMG LLP

San Diego, California
November 19, 2015